Exhibit 99.1

Filed pursuant to Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to Rule14a-12 under the
Securities Exchange Act of 1934, as amended

Filing Person: W. P. Carey Inc.

Subject Company: Corporate Property Associates 16 – Global Incorporated

Commission File No.: 001-32162

Item 6. Selected Financial Data.

The following selected financial data should be read in conjunction with the consolidated financial statements and related notes in Item 8 (in thousands, except per share data):

	Years Ended December 31,
	2012	2011	2010	2009	2008
Operating Data (a)
Revenues from continuing operations (b) (c)	$368,865	$324,122	$257,179	$213,801	$215,479
Income from continuing operations (b) (c)	90,355	154,062	85,181	61,176	64,542

Net income	62,779	139,138	74,951	70,568	78,605
Add: Net (income) loss attributable to noncontrolling interests	(607)	1,864	314	713	950
Add: Net income attributable to redeemable noncontrolling interests	(40)	(1,923)	(1,293)	(2,258)	(1,508)
Net income attributable to W. P. Carey	62,132	139,079	73,972	69,023	78,047

Basic Earnings Per Share:
Income from continuing operations attributable W. P. Carey	1.88	3.81	2.12	1.50	1.62
Net income attributable to W. P. Carey	1.30	3.44	1.86	1.74	1.98

Diluted Earnings Per Share:
Income from continuing operations attributable W. P. Carey	1.85	3.78	2.11	1.50	1.60
Net income attributable to W. P. Carey	1.28	3.42	1.86	1.74	1.95

Cash distributions declared per share (d)	2.44	2.19	2.03	2.00	1.96

Balance Sheet Data
Net investments in real estate (e)	$3,241,199	$1,217,931	$946,975	$884,460	$918,741
Total assets	4,609,042	1,462,623	1,172,326	1,093,336	1,111,136
Long-term obligations (f)	1,968,397	589,369	396,982	326,330	326,874

Other Information
Net cash provided by operating activities	$80,643	$80,116	$86,417	$74,544	$63,247
Cash distributions paid	113,867	85,814	92,591	78,618	87,700
Payments of mortgage principal (g)	54,964	25,327	14,324	9,534	9,678

__________

(a)         Certain prior year amounts have been reclassified from continuing operations to discontinued operations.

(b)         The year ended December 31, 2012 includes the impact of the Merger, which was completed on September 28, 2012 (Note 3).

(c)          The year ended December 31, 2011 includes $52.5 million of incentive, termination and subordinated disposition revenue recognized in connection with the CPA®:14/16 Merger.

(d)         The year ended December 31, 2009 excludes a special distribution of $0.30 per share paid in January 2010 to shareholders of record at December 31, 2009.

(e)          Net investments in real estate consists of Net investments in properties, Net investments in direct financing leases, Equity investments in real estate and the Managed REITs, Real estate under construction and Assets held for sale, as applicable.

(f)           Represents non-recourse mortgages and note obligations. The year ended December 31, 2012 includes the $175.0 million Term Loan Facility (Note 12), which was drawn down in full in connection with the Merger (Note 3).

(g)          Represents scheduled mortgage principal payments.

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